EXHIBIT 99.1
Press release dated March 16, 2010

GEOGLOBAL ANNOUNCES COMMENCEMENT OF KG ONSHORE SEISMIC

Calgary, Alberta, Canada, March 16, 2010 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/Amex: GGR) announces that the 3-D seismic acquisition program has commenced on our KG-ONN-2004/1 onshore exploration block (KG Onshore Block).

The 3-D seismic acquisition is planned to cover approximately 548 square kilometers with approximately 400 square kilometers of full-fold data as a result of seismic acquisition restrictions in the reserve forest. The contractor, KazakhstanCaspiyShelf (KCS), a company established in February 1993 by the Kazakhstan government, is expected to complete the seismic acquisition and part of the processing over the next eight months.

“The acquisition and processing on our KG Onshore Block is complex, with land, marine and transition surveys to be merged into one cohesive 3-D seismic dataset.” stated Jean Paul Roy, President and CEO of the Company.  “This 3-D seismic data will help define and confirm drilling targets that have already been selected from the existing 2-D seismic dataset.  We anticipate OIL, as operator, will commence drilling operations on this block before the end of the third quarter in 2010.”

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves on an annual basis.

The Company’s forward looking statements include, among others, its statements and estimates as to:
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the Production Sharing Contracts (PSCs) to which the Company is a party,
•  the timing of activities under the PSCs and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the PSCs,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the PSCs to complete successful wells and to market and deliver any hydrocarbons produced, and
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the Directorate General of Hydrocarbons or the Government of India (GOI) as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties.

The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors.  Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations.  The Company’s PSCs relating to its India exploration blocks provide that by the end of each phase of exploration, the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase.

There can be no assurance that Gujarat State Petroleum Corporation  may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.  The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Joanna Longo, Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x233 Fax: +1 416 815-0080 Email: jlongo@equicomgroup.com